Exhibit(h)(v)

SCHEDULE A

FEES AND EXPENSES; LIST OF FUNDS

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Trust shall cause to be paid to Northern out of the assets of the Trust the fees as agreed between the Trust and Northern from time to time. The initial fees are set forth in the attached Exhibit to this Schedule.

B.	Actual out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund, provided such expenses are identified in reasonable detail.

C.	List of Funds for which services are to be provided:

Driehaus Emerging Markets Growth Fund

Driehaus International Small Cap Growth Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus Micro Cap Growth Fund

Driehaus Small Cap Growth Fund

Driehaus Global Fund

Driehaus Small/Mid Cap Growth Fund

Driehaus International Developed Equity Fund

Acceptance of Schedule as of March 27, 2026.

THE NORTHERN TRUST COMPANY		DRIEHAUS MUTUAL FUNDS

By:	/s/Chad Hecht	By:	/s/ Janet McWilliams

Name: Chad Hecht		Name: Janet McWilliams
Title: Vice President		Title: Chief Legal Officer